Exhibit 5.1

[LETTERHEAD OF PHILLIPS LYTLE LLP]

Sovran Self Storage, Inc. 6467 Main Street Williamsville, NY 14221-5890	January 21, 2016

Ladies and Gentlemen:

We have acted as counsel to Sovran Self Storage, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of 2,645,000 shares (the “Shares”) of common stock, $.01 par value per share, of the Company, including shares to be issued and sold pursuant to an option granted to the underwriters, pursuant to the Company’s prospectus supplement dated January 20, 2016 (“Prospectus Supplement”) to the prospectus dated April 30, 2014 included in the Company’s Registration Statement on Form S-3 (File No. 333-195592) (the “Registration Statement”) filed by the Company on April 30, 2014 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the opinion set forth below, we have examined:

1. The Registration Statement and the related form of base prospectus included therein;

2. The Prospectus Supplement with respect to the Shares dated as January 20, 2016 pursuant to Rule 424(b) under the Securities Act;

3. The Amended and Restated Certificate of Incorporation of the Company, as amended;

4. The Bylaws of the Company, as amended;

5. Resolutions adopted by the Board of Directors and committees of the Board of the Company relating to the registration and issuance of the Shares (the “Resolutions”), as provided to us by the Company;

Sovran Self Storage, Inc.	January 21, 2016

6. The Underwriting Agreement dated January 20, 2016 by and among the Company, Sovran Acquisition Limited Partnership, Sovran Holdings, Inc., Wells Fargo Securities, LLC and Jefferies LLC as representatives of the several underwriters.

7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, and the legal competence of all signatories to such documents.

We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of New York. With respect to matters of Maryland law, we have relied upon the opinion of Venable LLP of Baltimore, Maryland.

Based upon and subject to the foregoing, we hereby render the following opinion:

The Shares, when (i) issued and sold as contemplated by the Prospectus Supplement and the Underwriting Agreement, and (ii) the Company has received the consideration provided for in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offering and sale of the Shares while the Registration Statement is in effect. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matter or opinion set forth herein.

Sovran Self Storage, Inc.	January 21, 2016

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to the reference to our firm under the caption “Legal Matters” in the applicable Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Phillips Lytle LLP

Phillips Lytle LLP